EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-224694, No. 333-227016, and No. 333-249655) and on Form S-8 (No. 333-233019) of AC Immune SA of our report dated March 23, 2021 relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers SA

Lausanne, Switzerland
March 23, 2021